Exhibit 14.1

PIEDMONT OFFICE REALTY TRUST, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Amended as of December 9, 2009

I. Covered Persons/Purpose of the Code

This Code of Business Conduct and Ethics (the “Code”) for Piedmont Office Realty Trust, Inc. (the “Company”) applies to (i) employees of the Company, (ii) officers of the Company, and (iii) all members of its Board of Directors, (collectively, the “Covered Persons” and each a “Covered Person”). Each Covered Person holds an important role in maintaining the Company’s commitment to:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, this Code shall be the code of ethics for the Company’s Chief Executive Officer, Chief Financial Officer, Controller or other chief accounting officer, and any other senior executive or financial officers of the Company performing similar functions and so designated from time to time by the Chief Executive Officer of the Company (collectively, the “Senior Executive and Financial Officers”).

This Code was approved initially by the Board of Directors of the Company and thereafter shall be periodically reviewed by the Audit Committee of the Board of Directors (the “Committee”) and shall be available on the Company’s website at www.piedmontreit.com. The Company shall periodically distribute this Code to all Covered Persons and remind them of this Code and reinforce these principles and standards throughout the Company.

II. Conflicts of Interest

Covered Persons should be scrupulous in avoiding conflicts of interest with regard to the interests of the Company. A “conflict of interest” occurs when a

Covered Person’s private interest interferes in any material respect with the interests of, or his service to, the Company.

The following list provides examples of prohibited conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive. Each Covered Person must:

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not use his personal influence or personal relationships improperly to influence business decisions or financial reporting by the Company whereby the Covered Person or his or her relatives or friends would benefit personally to the detriment of the Company;

•	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person to the detriment of the Company;

•	report at least annually any affiliations or other relationships related to conflicts of interest;

•	not engage in competition with the Company;

•	not receive, or provide to any of his or her relatives or friends, an improper personal benefit as a result of his or her position with the Company; and

•	not use non-public Company, tenant or vendor information for his or her personal gain or the personal gain of his or her relatives or friends.

The overarching principle is that the personal interest of a Covered Person should not be placed before the interest of the Company. Additionally, federal securities laws prohibit personal loans to directors and executive officers by the Company.

In order to avoid situations in which a conflict of interest involving a Covered Person may result in an improper benefit, all transactions involving a potential conflict of interest must be approved by a majority of the Board of Directors (including a majority of the Independent Directors) not otherwise interested in the transaction as fair and reasonable to the Company and on terms not less favorable to the Company than those available from unaffiliated third parties. Conflicts of interest may not always be clear-cut, so if a Covered Person has a question, he or she shall promptly bring it to the attention of the Compliance Officer and/or the Chairman of the Committee.

Employees must make prompt and full disclosure in writing to the Compliance Officer of any potential situation that may involve a conflict of interest, whether it concerns such employee or any other Covered Person. Directors should report any potential conflict of interest to the Chairman of the Committee. The Committee is responsible for assessing any conflict of interest and reporting to the Board of Directors. Examples of potential conflicts of interest that should be reported include (among other things):

•	service as a director on the board of any other business organization;

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the receipt of gifts or entertainment from any company with which the Company has current or prospective business dealings, including investments in such companies in violation of the policies regarding gifts and entertainment included elsewhere in this Code; or

•	any ownership interest in, or any consulting or employment relationship with, any of the Company’s unaffiliated service providers.

The Company encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of the duties of an employee, officer or director of the Company. Each employee, officer or director shall contact the Committee before agreeing to participate in any civic or political activities that are likely to unduly interfere with the performance of his or her duties as an employee, officer or director of the Company.

Employees are expected to devote their best efforts and substantially full business time to the performance of their duties and the advancement of the business and affairs of the Company. The Company’s resources and information should not be used for personal gain, whether financial or otherwise. No employee or director shall use their position or contacts to further private interests.

III. Corporate Opportunities

Covered Persons owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises. Covered Persons are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.

IV. Confidentiality

Covered Persons shall maintain the privacy of confidential information entrusted to them by the Company or parties with whom the Company transacts business, except when disclosure is authorized by the Chairman of the Committee or required by laws, regulations or legal proceedings. Whenever feasible, Covered Persons should consult with the Compliance Officer or the Chairman of the Committee if they believe they have a legal obligation to disclose confidential information. Confidential information includes, without limitation, all non-public information concerning the Company, including its business, marketing, properties, rent rolls, business strategies, financial information, forecasts, designs, databases, personnel information, tenant and supplier lists and data and similar types of information provided by tenants, suppliers and business partners, and all other information the disclosure of which might be harmful to the Company or parties with which the Company transacts business, including, without limitation, information that could (i) be of use to competitors of the Company, (ii) have an adverse effect on the Company’s business relationships or otherwise adversely affect the reputation or perception of the Company in the business, financial, investment or real estate community, (iii) impair the value of any of the Company’s assets, or (iv) expose the Company to legal claims, regulatory actions or other forms of liability. Covered Persons shall not share confidential information with anyone outside of the Company, including family and friends who do not need to know the information to carry out their duties to the Company. Covered Persons remain under an obligation to keep all information confidential even if their relationship with the Company ends. All public and media communications involving the Company shall be supervised by the Chief Executive Officer or the Chief Financial Officer of the Company.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or regulation or this Code, such matters shall not be disclosed to anyone other than the Board, the Committee and legal advisers.

V. Recordkeeping

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and authorized by the Committee. Records should always be retained or destroyed according to the Company’s record retention policies.

VI. Fair Dealing

Each Covered Person shall deal fairly with the Company’s tenants, vendors, service providers, suppliers, competitors, officers and employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing or practice. We seek competitive advantages through superior tenant service, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Covered Persons must disclose, prior to or at their time of hire, the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that may in any way restrict or prohibit the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the Chief Executive Officer of the Company to permit evaluation of the agreement in light of the Covered Person’s position. In no event shall a Covered Person use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of the Company. Whenever the ethical or legal requirements of a situation are unclear, Covered Persons should contact their supervisor or the Compliance Officer.

VII. Protection and Proper Use of Company Assets

All Covered Persons shall protect the Company’s assets and ensure their efficient and proper use. Company assets include, but are not limited to, confidential information, software, computers, office equipment and supplies. All Company employees must appropriately secure all company property within his or her control to prevent its unauthorized use. Theft, carelessness, and waste have a direct impact on the Company’s profitability, and all assets of the Company should be used for legitimate business purposes only. The Company’s assets may not be used for personal benefit, sold, loaned, given away or disposed of without proper authorization. Permitting the Company property to be damaged, lost or used in an unauthorized manner is strictly prohibited. Covered Persons shall not use corporate or other official stationary for personal purposes.

VIII. Foreign Corrupt Practices Act

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by a Covered Person or an agent acting on his/her behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his influence or in order to assist in obtaining or retaining business for, or directing business to, any person.

Covered Persons are also prohibited from offering or paying anything of value to any foreign person if it is known or it should have been known that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates or agents, are used to channel payoffs to foreign officials.

IX. Disclosure and Compliance

It is the Company’s policy that only senior managers and senior executives of the Company are permitted to disclose material information concerning the Company to the public in order to avoid inappropriate publicity and ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public. Only senior managers and senior executives of the Company may disclose material information concerning the Company to the public.

Each Covered Person shall be required to:

•	familiarize himself with the disclosure requirements generally applicable to the Company;

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not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

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to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Company with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company;

•	comply with and promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations; and

•	review, understand and comply with the Company’s insider trading policy.

Each Senior Executive and Financial Officer shall be required to:

•	monitor compliance of the Company’s finance organization and other key employees with all applicable federal, state, local and foreign statutes, rules, regulations and administrative procedures; and

•	identify, report and correct any detected deviations from applicable federal, state, local and foreign statutes, rules, regulations and administrative procedures.

X. Accountability

Each officer, director and regional manager must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he or she has received, read, and understands the Code; and

•	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code.

Each Covered Person must:

•	not retaliate against any other Covered Person or any employee of the Company for reports of potential violations that are made in good faith; and

•	notify the Chairman of the Committee or the Compliance Officer promptly if he or she knows of any material violation of this Code.

XI. Reporting Process

The Committee has established the following procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding ethical concerns, including accounting, internal accounting controls or auditing matters, and (b) the confidential and anonymous submission by employees of ethical concerns, including questionable accounting or auditing matters.

Covered Persons are encouraged to and should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. A Covered Person who witnesses but is unable to stop suspected misconduct or discovers it after it has occurred, should report it immediately to the Company’s Compliance Officer or the Chairman of the Committee.

If a Covered Person or any other person has complaints or concerns regarding accounting, internal accounting controls or auditing matters, such persons are encouraged to report these complaints or concerns directly to the Committee. Employees may also submit such complaints or concerns on an anonymous basis in accordance with the Company’s Whistleblower Policy.

The Company has established a toll-free “Values Hotline” through which Covered Persons may anonymously report any ethical concern or violation, including without limitation, the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters. The Company shall maintain on its website its Whistleblower Policy, which contains directions for submitting Complaints by (1) telephone through the toll-free “Values Hotline,” and (2) mail.

Following the receipt of any concerns or complaints regarding financial statement disclosures, accounting, internal accounting controls, or auditing matters, the Committee will investigate each matter so reported and take corrective and disciplinary actions, if appropriate, which may include, alone or in combination, a warning or letter of reprimand, demotion, loss of merit increase, bonus or stock options, suspension without pay or termination of employment. The Committee may enlist employees of the Company and/or outside legal, accounting or other advisors, as appropriate, to conduct any investigation of complaints regarding financial statements disclosures, accounting, internal accounting controls, or auditing matters. In conducting any investigation, the Committee shall use reasonable efforts to protect the confidentiality and anonymity of the complainant.

If the Compliance Officer receives any concerns or complaints regarding financial statement disclosures, accounting, internal accounting controls or auditing matters, the Compliance Officer shall promptly forward such concern or complaint to the Committee. Following the receipt of any other ethical concerns or complaints, the Compliance Officer shall log the concern or complaint and open a file for each such concern or complaint. The Compliance Officer shall review the concern or complaint and take appropriate steps to investigate the matters alleged as deemed appropriate by the Compliance Officer; provided, however, that if the concern or complaint relates to the alleged conduct of a director or officer of the Company, the concern or complaint shall be referred by the Compliance Officer to the Chairman of the Committee for investigation by the Committee. The Committee may retain counsel and the Compliance Officer may enlist other officers, directors or consultants as necessary to conduct a thorough investigation of the matters alleged in the concern or complaint. If on preliminary examination the matter raised or alleged in any concern or complaint is judged to be without substance or merit, the matter shall be dismissed and the Covered Person informed of the decision and the reasons for such dismissal. If it is judged that the allegation(s) or issue(s) covered in the concern or complaint have merit, the matter shall be dealt with in accordance with this policy, the Company’s normal disciplinary procedures and/or as otherwise may be deemed appropriate according to the nature of the case.

Investigations relating to a reported ethical violation will be conducted in a full and fair manner. Retaliation against any employee or director, who, in good faith, reports a concern to the Company about illegal or unethical conduct, or a violation of this Code, will not be tolerated under any circumstances.

Any questions relating to how these policies should be interpreted or applied should be addressed to the Compliance Officer.

XII. Administration and Violations of the Code of Business Conduct and Ethics

This Code shall be administered and monitored by the Code’s Compliance Officer who shall be appointed by the Committee. The Compliance Officer will handle the Company’s day-to-day compliance matters, including:

•	Receiving, reviewing, investigating and resolving concerns and reports on the matters described in the Code;

•	Interpreting and providing guidance on the meaning and application of the Code; and

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Reporting periodically and as matters arise (if deemed necessary by the Compliance Officer) to management, the Disclosure Committee of the Company and the Committee on the implementation and effectiveness of the Code and other compliance matters and recommending any updates or amendments to the Code that he deems necessary.

Any questions and further information on this Code should be directed to the Compliance Officer. The Compliance Officer may seek the advice of the Committee.

Covered Persons are expected to follow this Code at all times. Generally, there should be no waivers of this Code. Any Covered Person who believes that a waiver may be called for should discuss the matter with the Company’s Compliance Officer. For members of the Board of Directors and the Company’s executive officers, the Board of Directors or the Committee shall have the sole and absolute discretionary authority to approve any deviation or waiver from or amendments to this Code. Any such waiver from or amendment to this Code applicable to or directed at the members of the Board of Directors and executive officers shall be disclosed to stockholders as required by the rules promulgated by the SEC under the Securities Exchange Act of 1934 and other applicable law.

XIII. Public Company Reporting

The Company is committed to full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the SEC and in other public communications made by the Company. In support of this commitment, the Company has, among other measures, (i) designed and implemented disclosure controls and procedures (within the meaning of applicable SEC rules) and (ii) required the maintenance of accurate and complete records, the prohibition of false, misleading or artificial entries on its books and records, and the full and complete documentation and recording of transactions in the Company’s accounting records. In addition to performing their duties and responsibilities under these requirements, all employees involved in the Company’s SEC reporting process, including each of the Senior Executive and Financial Officers, will establish and manage the Company’s reporting systems and procedures with due care and diligence to ensure that:

•	reports filed with or submitted to the SEC and other public communications contain information that is full, fair, accurate, timely and understandable and do not misrepresent or omit material facts;

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business transactions are properly authorized and completely and accurately recorded in all material respects on the Company’s books and records in accordance with generally accepted accounting principles and the Company’s established financial policies; and

•	retention or disposal of Company records is in accordance with applicable legal and regulatory requirements.

XIV. Use of Technology and Software

Company and third party technology and software may be distributed and disclosed only to persons authorized to use such technology or software. Company and third party technology and software may not be copied without specific authorization and may only be used to perform assigned responsibilities.

All third party technology and software must be properly licensed. The license agreements for such third party technology and software may place various restrictions on the disclosure, use and copying of such technology and software.

XV. Equal Employment Opportunity and Harassment

The Company’s focus in personnel decisions is on merit and contribution to the Company’s success. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual’s terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

XVI. Gifts and Entertainment To and From Non-Government Persons

All Covered Persons should understand the legal and ethical issues associated with gifts and entertainment and how they can affect our relationships and reputation with our tenants, suppliers, and the general public. The decision to offer or to accept gifts or entertainment should be made only in compliance with legal requirements and ethical considerations, and with the involvement of the Compliance Officer if unsure of the appropriate course. A Covered Person may receive from or give to a person (other than those persons described under Section XVII “Prohibition of Bribery / Gifts to Government Officials” below) a gift, meal, or entertainment if all of the following are met:

•	it is consistent with acceptable business practices;

•	the gift could not be perceived as a bribe, does not make the recipient feel obligated, and does not make it difficult for the recipient to make a fair decision; and

•	public disclosure of the gift or entertainment would not embarrass the Company.

The following gifts are considered unacceptable:

•	Cash or its equivalent. For example, gift checks (such as American Express gift checks), cashier’s checks, and traveler’s checks or any other instrument that can be exchanged for cash;

•	Gifts that are solicited or encouraged by the Covered Person;

•	Gifts and entertainment that are so extensive or frequent as to raise questions of propriety;

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The receipt of entertainment from any company or individual with which the Company has current or prospective business dealings, unless such entertainment is a business-related event valued under $250, appropriate as to time and place, attended by both the giver and recipient, and not so frequent as to raise any questions of impropriety. Examples include: golf outings, meals, and sporting events, or other events valued under $250.

•	The receipt of non-entertainment gifts valued over $100 from any company or individual with which the Company has current or prospective business dealings.

If you receive a gift that is not deemed acceptable, you should inform the Compliance Officer of the existence of the gift and a determination will be made as to how the gift should be handled. Note that attendance at external company sponsored industry conferences are not considered gifts or entertainment. However, these events do require prior supervisory approval.

XVII. Prohibition of Bribery/Gifts to Government Officials

You should not directly or indirectly give, offer or promise any form of bribe, gratuity or kickback to a United States public official or employee, any person who has been selected to be a public official, or any state, local or municipal official or employee or any official or employee of any governmental agency. It is the Company’s policy that no Covered Person may directly or indirectly pay, promise to pay, give or offer money, or anything of value, to any public official, any person who has been selected to be a public official, any government employee or representative, or to any political party, or candidate for, or incumbent in any political office, in order to assist in obtaining, retaining or directing business.

Anyone who corruptly gives or promises a public official anything of value in order to influence an official act is liable for bribery and may face criminal penalties and fines.

Piedmont’s policies, procedures and practices are designed to prevent even the appearance of influence. Even when there is no intention to influence, violations may occur. An unintentional violation can be deemed an offense of illegal gratuity, which can also result in criminal penalties and fines. Situations where an unintentional violation could occur include, but are not limited to:

•	Providing items such as free attendance at seminars, social networking events, meals and promotional items to potential customers, which may include government workers.

As a general rule, business courtesies such as gifts, entertainment, services or favors should not be offered to any actual or potential government customer or representative. Business meals are allowed to occur; however, Piedmont should generally not pay for any meals for an actual or potential customer who is a governmental official. Notwithstanding this policy, there may be certain, limited circumstances where providing a business-related meal or product to a government official may not be in violation of this policy or the specific agencies’ gift policy. However, to avoid even the appearance of influence, it is Piedmont’s express policy that any Covered Person who wishes to engage a public official or employee in any way covered or arguably prohibited by this section must first contact the Compliance Officer and obtain express authorization to engage in the requested activity prior to doing so. This will ensure that the Company abides by this policy and the gift policy, if any, of the government employee’s particular agency.

XVIII. Amendments

The Committee will periodically assess this Code and approve any amendments.

XIX. No Rights Created

This Code is a statement of fundamental principles, policies and procedures that govern the Company’s employees and directors in the conduct of Company business. It is not intended to and does not create any legal rights for any customer, supplier, competitor, stockholder or any other non-employee or entity.